Exhibit 99.1

         Fossil, Inc. Reports Record Second Quarter Sales and Earnings

     - Second Quarter Diluted EPS Rises 50% to $0.21, Exceeding First Call Consensus of $0.17
     - Raises Fiscal 2004 Earnings Guidance Range to $1.21 - $1.24

    RICHARDSON, Texas, Aug. 10 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) today reported second quarter net sales and earnings for the thirteen-week ("Second Quarter") and six-month periods ended July 3, 2004. All share and price per share data has been adjusted to reflect a three-for-two stock split paid in the form of a stock dividend paid on April 8, 2004 (the "3-for-2 Stock Split").

     Second Quarter Results:
     * Net sales increased 29.2% to $206.1 million compared to $159.6 million in 2003;
     * Gross profit grew 33.2% to $109.0 million, or 52.9% of sales, compared to $81.9 million, or 51.3% of sales, in the second quarter of 2003;
     * Operating income rose 48.4% to $24.0 million, or 11.7% of net sales compared to $16.2 million, or 10.2% of net sales in the second quarter of 2003;
     * Net income increased 51.9% to $15.8 million compared to $10.4 million in the second quarter of 2003; and
     * Diluted earnings per share increased 50% to $0.21, on 74,518,082 shares outstanding compared to $0.14, on 73,009,851 shares outstanding in the second quarter of 2003.

    "We are very pleased with our second quarter results," began Mike Kovar, Senior Vice President and Chief Financial Officer. "We experienced sales growth across all brands and geographic regions. MICHELE(R) watches, stellar growth in our Asian businesses, double digit comp growth in our retail stores and a resurgence in our domestic accessories business are specific areas that performed beyond our original forecast. We remain committed to expanding our current portfolio of brands and product lines in order to capitalize on the investments made in our design, distribution and sourcing infrastructure," concluded Mr. Kovar.

     For the Six Months Ended July 3, 2004:
     * Net sales rose 23.1% to $405.5 million compared to $329.4 million in 2003;
     * Gross profit grew 27.0% to $212.6 million, or 52.4% of net sales compared to $167.5 million, or 50.8% of net sales in 2003;
     * Operating income increased 40.2% to $50.5 million, or 12.5% of net sales compared to $36.0 million, or 10.9% of net sales in 2003;
     * Net income increased 42.6% to $32.1 million compared to $22.5 million in 2003; and
     * Diluted earnings per share increased 38.7% to $0.43 compared to $0.31 in 2003.
     Also during the Second Quarter, the Company:
     * Completed the acquisition of Tempus International Corp. (d/b/a Michele Watches) ("Michele Watches") in April;
     *  Completed the 3-for-2 Stock Split; and
     * Increased the publicly available float of the Company's common stock by approximately 7.3 million shares through a secondary offering, all from selling shareholders.

    Worldwide net sales rose 29.2% (26.4% excluding currency gains) during the Second Quarter with growth across all geographic regions and all major brands and product lines. Net sales related to new initiatives, including MICHELE and mass-market watches, contributed $12.1 million to the overall sales increase. Total international wholesale sales rose 31.6% (25.4% excluding currency gains) with sales in Europe increasing 20.4% (13.4% excluding currency gains), primarily as a result of sales volume growth in licensed brand watches and FOSSIL jewelry and watches. Other international sales increased 65.7% (62.9% excluding currency gains) with sales volume increases experienced across all markets as a result of continued market share gains in licensed brand and FOSSIL watches and additional contributions from the newly acquired Michele watches. Second Quarter sales of the Company's domestic watch business rose by 31.8% primarily as a result of approximately $9.3 million of sales related to the newly acquired MICHELE watches. Additional increases in the domestic watch category included strong double-digit increases in RELIC watches, principally due to new customers and new product launches, solid growth in licensed brand watches and the launch of mass market watches. Domestic FOSSIL watch sales increased approximately 1.6% during the Second Quarter. Domestic sales of the Company's accessory and sunglass businesses rose 25.3% compared to the prior year quarter with particular strength in FOSSIL women's accessories, RELIC accessories and FOSSIL eyewear. Company-owned retail store sales increased 21.6% as a result of a 13% increase in the average number of stores opened during the Second Quarter and comparable store sales gains of 11.5%. The Second Quarter represented the fifth consecutive quarter of double-digit comparable store sales increases for the Company's retail store segment. For the first six months of fiscal year 2004, net sales increased 23.1% (18.9% excluding currency gains).
    Gross profit margin expanded by 160 basis points to 52.9% in the Second Quarter compared to 51.3% in the prior year period. The increase in gross profit margin is mainly attributable to currency gains from stronger foreign currencies, primarily the Euro. To a lesser extent, the increase in gross profit margin was attributable to growth in the Company's international sales as a percentage of total sales. International sales generally produce higher gross profit margins than the Company's historical consolidated gross profit margin primarily due to slightly higher average unit selling prices. Offsetting these positive impacts on gross profit margin was an increase in the Company's reserves for excess and obsolete inventories primarily related to its tech watch division. For the first six months of 2004, gross profit margin increased by 160 basis points to 52.4% compared to 50.8% in the first six months of the prior year.
    Operating expenses, as a percentage of net sales, increased to 41.2% in the Second Quarter compared to 41.1% in the comparable prior year period. Included in Second Quarter operating expenses is approximately $1.4 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars and $2.8 million related to operating expenses of
Michele Watches.   Excluding the currency impact, Michele Watches expenses and sales volume increases, operating expense increases were mainly driven by increases in (i) professional fees (ii) depreciation and amortization expense and (iii) bad debt expenses. Increases in professional fees were primarily related to consulting cost associated with the Company's U.S.-based SAP system implemented in July 2003, accounting and legal fees incurred in connection with the Company's European reorganization project and consulting costs related to the Company's Sarbanes-Oxley Section 404 readiness project. Depreciation and amortization expense increases are related to the Company's SAP software implementation, as well as other capital additions made in 2003, including the new European warehouse opened in September 2003. The increase in bad debt expense was principally due to an increase in the Company's bad debt provisions as a result of a higher accounts receivable balance at the end of the Second Quarter compared to the end of the prior year quarter. Advertising costs, as a percentage of net sales, increased slightly to 8.0% of net sales in the Second Quarter compared to 7.8% of net sales in the prior year quarter. For the first six months of the year operating expenses, as a percentage of net sales, increased to 40.0% compared to 39.9% in the comparable prior year period.
    Improved gross profit margins more than offset the modest increases in operating expenses. As a result, the Company's Second Quarter operating profit margin increased to 11.7% of net sales compared to 10.2% of net sales in the prior year quarter. Operating income for the Second Quarter included approximately $7 million in additional income as a result of the effects of stronger foreign currencies. For the first six months of the year operating profit margin increased to 12.5% of net sales from 10.9% of net sales in the prior year period.
    Other income totaled $1.0 million in the Second Quarter compared to other income of $508,000 in the prior year quarter. This increase in other income is primarily related to exchange rate gains associated with non-inventory transactions. For the first six months of the year, other income improved by approximately $200,000.
    The Company's balance sheet remains strong. At quarter-end, cash increased 7.2% to $142.0 million from $132.5 million at July 5, 2003. During the Second Quarter, the Company paid approximately $50 million in cash to acquire Michele Watches. Inventory at quarter-end was $162.2 million, 36.3% above the prior year quarter inventory of $119.0 million and slightly higher than the 29.2% sales increase. This increase primarily relates to a $10.1 million increase in the Company's domestic accessories and sunglass inventories as a result of receipt timings. Management expects these categories to record continued strong double-digit sales gains in the second half of the year. At quarter end, accounts receivable increased approximately 49.1% to $105.3 million compared to $70.6 million at the end of the prior year quarter. Days sales outstanding increased to 46 days for the Second Quarter compared to 40 days in the prior year period, primarily due to the shift to a higher percentage of sales from international markets and an increase in the average collection cycle. On a sequential quarter basis, days sales outstanding decreased 5 days from 51 days in the first quarter of 2004. Working capital rose to $310.6 million, an increase of $49.7 million over working capital of $260.9 million at July 5, 2003.
    We are expecting third quarter 2004 diluted earnings per share of approximately $0.30, which reflects current First Call Consensus estimates, and 30% growth compared to diluted earnings per share of $0.23 in the third quarter of 2003. For the fiscal year, the Company estimates diluted earnings per share in a range of $1.21 to $1.24 compared to diluted earnings per share of $0.93 in fiscal 2003 and the current First Call consensus estimate of $1.19. Expected revenue increases for the second half of the Company's fiscal year are in the 20% range.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company's Amended Form S-3 dated May 25, 2004.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary FOSSIL(R), RELIC(R), MW(R), MW MICHELE(R), and ZODIAC(R) brands as well as licensed brands for some of the most prestigious companies in the world, including EMPORIO ARMANI(R), DKNY(R), DIESEL(R) and BURBERRY(R). The Company also offers complementary lines of small leather goods, belts, handbags and sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available at the website.
    All share and per share data presented below has been adjusted to reflect the three-for-two stock split distributed to stockholders on April 8, 2004.

    Consolidated Income
     Statement Data         For the 13   For the 13   For the 26   For the 26
     (in 000's):           Weeks Ended  Weeks Ended  Weeks Ended  Weeks Ended
                              July 3,      July 5,      July 3,      July 5,
                               2004         2003         2004         2003
    Net sales               $206,122     $159,593     $405,517     $329,360
    Cost of sales             97,101       77,725      192,876      161,876
    Gross profit             109,021       81,868      212,641      167,484
    Selling expenses          61,237       51,141      118,285      102,279
    Administrative exp.       23,749       14,529       43,842       29,185
    Operating income          24,035       16,198       50,514       36,020
    Interest expense               5            4           10            8
    Other inc. (exp.) - net    1,018          512          488          279
    Tax provision              9,268        6,317       18,867       13,759
    Net income               $15,780      $10,389      $32,125      $22,532
    Basic earnings
     per share                 $0.22        $0.15        $0.46        $0.32
    Diluted earnings
     per share                 $0.21        $0.14        $0.43        $0.31
    Weighted average shares
     Outstanding:
      Basic                   70,641       69,820       70,344       69,719
      Diluted                 74,518       73,010       74,154       72,685

    Consolidated Balance                            July 3,        July 5,
     Sheet Data (in 000's):                          2004           2003
    Working capital                                $310,611       $260,921
    Cash, cash equivalents
     and short-term investments                     142,029        132,464
    Accounts receivable                             105,325         70,629
    Inventories                                     162,186        118,960
    Total assets                                    637,902        489,502
    Notes payable - current                           2,768          2,541
    Deferred taxes and
     other long-term liabilities                     42,997         30,606
    Stockholders' equity                            455,816        363,128

SOURCE  Fossil, Inc.
    -0-                             08/10/2004
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or Investors, Allison Malkin of Integrated Corporate Relations, +1-203-682-8200, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)
CO:  Fossil, Inc.
ST:  Texas
IN:  FAS TEX REA